Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2008, accompanying the consolidated financial statements of Atlas Pipeline Partners, L.P. and subsidiaries as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Atlas Pipeline Partners, L.P. on Form S-8 (File No. 333-125566, effective June 6, 2005) and on Forms S-3 (File No. 333-127961, effective September 7, 2005, File No. 333-135704, effective September 12, 2006, and File No. 333-146586, effective November 28, 2007.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma

February 27, 2008